MONACO FINANCE, INC. AND SUBSIDIARIES
            Computation of Earnings (Loss) Per Common Share



                                                                  Periods Ended June 30
                                                      Three Months                    Six Months
                                               --------------------------      ------------------------
                                                   1999           1998           1999            1998
                                               -----------      ---------      ---------      ---------
                                                      (amounts in 000s except share information)
Net Loss Applicable to Common Shareholders
 Net loss ................................     $    (3,069)     $  (1,296)     $  (6,291)     $  (1,334)
 Earnings applicable to preferred
  shareholders ...........................             109           --              221            --
                                               -----------      ---------      ---------      ---------
 Net loss applicable to common
  shareholders ...........................     $    (3,178)     $  (1,296)     $  (6,512)     $  (1,334)
                                               ===========      =========      =========      =========
Average Common Shares Outstanding (c)
  Weighted average common shares
   outstanding - basic ...................       2,809,301      1,861,669      2,809,301      1,819,112
  Shares issuable from assumed
   exercise of stock options (a) .........             (b)           (b)           (b)            (b)
  Shares issuable from assumed
   exercise of stock warrants (a) ........             (b)           (b)           (b)            (b)
  Shares issuable from assumed
   conversion of 7% subordinated debt ....             (b)           (b)           (b)            (b)
  Shares issuable from assumed
   conversion of senior subordinated
   note ..................................             (b)           (b)           (b)            (b)
                                               -----------     ----------     ----------     ----------
  Weighted average common shares
    outstanding - assuming dilution ......       2,809,301      1,861,669      2,809,301      1,819,112
                                               ===========     ==========     ==========     ==========

Earnings (Loss) Per Common Share -
  Basic and Assuming Dilution
  (Loss) per common share - basic and
    assuming dilution ....................     $     (1.13)    $     (.70)    $    (2.32)    $    (.73)
                                               ===========     ==========     ==========     =========



Notes:

(a) Dilutive potential common shares are calculated using the treasury stock method.
(b) The computation of earnings per common share assuming dilution excludes dilutive potential common shares that have an anti-dilutive effect on earnings per share.
(c) All share related information has been adjusted to give effect to a 1-for-5 reverse split which was effective November 23, 1998.